Exhibit 5.03
December 6, 2018
Entergy Arkansas, LLC
425 West Capitol Avenue
Little Rock, Arkansas 72201

Ladies and Gentlemen:

We refer to Post-Effective Amendment No. 4 to the Registration Statement on Form S-3 (the “Registration Statement”), including the exhibits thereto, which Entergy Arkansas, LLC, a Texas limited liability company (the “Company”), proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate aggregate principal amount of its First Mortgage Bonds (the “Bonds”), such Bonds to be issued in one or more new series pursuant to the Company’s Mortgage and Deed of Trust, dated as October 1, 1944, with Deutsche Bank Trust Company Americas, successor Corporate Trustee, and, as to property in Missouri, The Bank of New York Mellon Trust Company, N.A., successor Co-Trustee, as heretofore amended and supplemented by all indentures amendatory thereof and supplemental thereto, and as it will be further amended and supplemented (the Mortgage and Deed of Trust as so amended and supplemented being hereinafter referred to as the “Mortgage”); and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Mortgage. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as originals of the documents submitted to us as certified or facsimile copies and the authenticity of the originals of all documents submitted to us as copies.
Subject to the qualifications hereinafter expressed, we are of the opinion that the Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and the Mortgage, will be legally issued and will be binding obligations of the Company.
For purposes of the opinions set forth above, we have assumed (1) that the Bonds will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the Company’s Board of Directors or an authorized committee thereof or an authorized officer, and (2) that the Bonds will be issued and delivered in compliance with appropriate orders with regard to the issuance of the Bonds by the Federal Energy Regulatory Commission and the Arkansas Public Service Commission.
This opinion is limited to the laws of the States of Arkansas, Texas and New York and the Federal laws of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of New York or the Federal laws of the United States of America, we have relied upon the opinion of Morgan Lewis & Bockius LLP which is being filed as Exhibit 5.02 to the Registration Statement. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Texas, we have relied upon the opinion of Duggins Wren Mann & Romero, LLP, which is being filed as Exhibit 5.04 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.03 to the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Friday, Eldredge & Clark, LLP
Friday, Eldredge & Clark, LLP